UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report: November 3, 2005

(Date of Earliest Event Reported)

MAXIM INTEGRATED PRODUCTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	0-16538	94-2896096
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 SAN GABRIEL DRIVE SUNNYVALE, CALIFORNIA	94086
(Address of Principal Executive Offices)	(Zip Code)

(408) 737-7600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Among the items to be considered and acted upon by the stockholders of Maxim Integrated Products, Inc. (the “Company”) at its Annual Meeting of Stockholders scheduled for Thursday, November 10, 2005, is a proposal to amend and restate the Company’s 1996 Stock Incentive Plan, as amended (the “1996 Plan”). This proposal is identified as Proposal 2 in the Company’s Proxy Statement dated October 7, 2005 (the “Proxy Statement”) that was previously furnished to the Company’s stockholders of record on September 28, 2005. The amendment and restatement of the 1996 Plan as originally approved by the Company’s Board of Directors (“Board”) and as described in Proposal 2 of the Company’s Proxy Statement provides for the amendment and restatement of the 1996 Plan to (a) increase the number of shares available for issuance by 10,800,000 shares from 117,600,000 shares to 128,400,000 shares, (b) permit the award of restricted stock units and restricted stock and (c) extend the term of the 1996 Plan through 2015.

After reviewing votes cast by certain stockholders and in order to facilitate stockholder approval of Proposal 2, the Board has amended Proposal 2 in order to reduce the number of shares available for issuance under the Company’s 1996 Plan from 128,400,000 shares to 127,100,000 shares such that only 9,500,000 shares would be added to the 1996 Plan instead of 10,800,000 shares as originally requested if the proposal is approved by stockholders as amended. Proposal 2 is not amended in any other respect.

Additional Information and Where to Find It

On October 7, 2005, the Company filed a definitive proxy statement with the U.S. Securities and Exchange Commission (SEC) relating to its 2005 Annual Meeting of Stockholders. Stockholders of the Company are advised to read the Company’s proxy statement for the Annual Meeting because it contains important information. The Company’s proxy statement for the annual meeting was mailed to Stockholders of the Company on or October 11, 2005. Stockholders and other interested parties may obtain free copies of the proxy statement and other documents filed by the Company with the SEC through the website maintained by the SEC at http://www.sec.gov. These documents may also be obtained free of charge by contacting Investor Relations, Maxim Integrated Products, Inc., 120 San Gabriel Drive, Sunnyvale, California 94086.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAXIM INTEGRATED PRODUCTS, INC.

By:	/s/ Carl W. Jasper
Carl W. Jasper
Vice President and Chief Financial Officer

Date: November 3, 2005